Exhibit 5.1
Opinion of Katten Muchin Rosenman LLP, legal counsel to the Company
August 17, 2017

Titan International, Inc. 2701 Spruce Street Quincy, IL 62301

Re:	Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as counsel to Titan International, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) for the registration under the Securities Act of 1933, as amended (the “Act”), of the offering, issuance and sale by the Company of up to 2,885,632 shares (collectively, the “Shares”) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), pursuant to the Titan International, Inc. 2005 Equity Incentive Plan, as amended (the “Plan”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.
In connection with this opinion, we have relied as to matters of fact, without investigation, upon certificates of public officials and others and upon affidavits, certificates and written statements of officers of the Company. We have also examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the following:

1.
The certificate of incorporation, bylaws and similar organizational documents (in each case, including all amendments thereto and all amendments and restatements thereof) of the Company and its predecessor-in-interest, Titan International, Inc. (formerly known as Titan Wheel International, Inc.), an Illinois corporation (“Predecessor”), as in effect at any time from (and including) the date of the adoption of the Plan until (and including) the date of this opinion;

2.	The Plan and forms of award agreements under the Plan;

3.	Records of proceedings and actions of the Board of Directors of the Company and Predecessor (the “Board of Directors”) and the stockholders of the Company and Predecessor relating to the Plan;

4.
The Agreement and Plan of Merger, dated as of June 5, 2015 and filed by the Company with the SEC on June 29, 2015 (the “Merger Agreement”), by and between Predecessor and the Company, pursuant to which Predecessor merged with and into the Company with the Company continuing as the surviving company after the merger (the “Reincorporation”);

5.
Records of proceedings and actions of the Board of Directors and the stockholders of the Company and Predecessor relating to the Reincorporation pursuant to the terms and conditions contained in the Merger Agreement;

6.	A form of specimen certificate representing the Common Stock; and

7.	Such other instruments, documents, statements and records of the Company and others as we have deemed relevant and necessary to examine and rely upon for the purpose of this opinion.

In connection with this opinion, we have assumed the legal capacity of all natural persons, the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the due authority of the parties signing such documents, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies. We have also assumed that, at the time of issuance of the Shares, (i) any and all agreements related to the issuance of the Shares under the Plan will conform to the forms of award agreements, as applicable, reviewed by us, and will have been duly executed and delivered by the Company and, as applicable, the recipients of the Shares, (ii) the Board of Directors or a Committee (as defined in the Plan) will have approved the issuance of the awards under the Plan, and (iii) any cash consideration payable to the Company in connection with any issuance of the Shares will not be less than the par value per share of the Common Stock.

Based upon and subject to the foregoing and the other matters set forth herein, it is our opinion that when (i) the Shares are issued and delivered by the Company and (to the extent applicable) paid for in accordance with the terms of the Plan and the relevant award agreements, and (ii) certificates representing the Shares in the form of the specimen certificates examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock, or the Shares have been registered and issued electronically by such transfer agent and registrar for the Common Stock, the Shares will be duly authorized, validly issued, fully paid and non-assessable.
Our opinion expressed above is limited to the Delaware General Corporation Law. We do not express any opinion concerning any other laws. This opinion is given as of the date hereof, and we assume no obligation to advise you of changes that may hereafter be brought to our attention.
We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.
Very truly yours,
/s/ KATTEN MUCHIN ROSENMAN LLP
KATTEN MUCHIN ROSENMAN LLP